Exhibit 99.1

Elite Express Holding Inc. Announces Full Year 2025 Results

LAGUNA HILLS, California, February 27, 2026 (GLOBE NEWSWIRE) – Elite Express Holding Inc. (“ETS” or the “Company”) (Nasdaq CM: ETS), a California-based provider of last-mile delivery services, today reported results for the financial year ended November 30, 2025 and provided a corporate update.

For the year ended November 30, 2025, the Company reported revenue of approximately $2.7 million, representing a 9.1% increase compared with the same period in 2024. The Company reported a net loss of approximately $2.2 million compared with a net loss of approximately $0.4 million in 2024.

Yidan Chen, ETS’s CEO commented, “Fiscal year 2025 represents a transformational year for ETS, marked by our successful transition to a publicly listed company on August 20, 2025. For the full year, we generated revenue of $2.7 million and achieved remained modestly profitable, reflecting continued operational improvements and disciplined execution under the FedEx ISP structure.

“While investments in compliance, governance, and public company infrastructure impacted our net results during the year, we view these expenditures as foundational to supporting long-term scalability and capital markets readiness. As we enter fiscal 2026, we remain focused on expanding fleet capacity, enhancing operational efficiency through technology, and strategically diversifying revenue streams beyond FedEx to broaden our growth platform. With sustained growth in e-commerce demand, we believe ETS is well positioned to pursue disciplined expansion and create long-term shareholder value.

2025 Financial Results

For the fiscal year ended November 30, 2025, the Company reported revenue of approximately $2.7 million, representing an increase of approximately $0.2 million, or 9.1%, compared with approximately $2.5 million for the fiscal year ended November 30, 2024. Activity-based revenue accounted for approximately $2.0 million, or 75.7% of total revenue, during the fiscal year ended November 30, 2025, compared with approximately $1.7 million, or 70.2% of total revenue, for the same period in the prior year. This increase primarily reflected our continued emphasis on operational throughput under the FedEx ISP structure. In contrast, fixed revenue, including weekly service charges and branding-related revenue, declined from approximately $0.7 million to $0.6 million, a decrease of approximately $0.1 million, or 7.8%, primarily due to a reduction in baseline weekly compensation.

The Company also reported cost of revenue of approximately $2.6 million for the fiscal year ended November 30, 2025, compared with $2.4 million, for the fiscal year ended November 30, 2024. The slight increase is due primarily to higher labor costs, maintenance and repair fees, partially offset by lower fuel prices.

For the fiscal year ended November 30, 2025, we recorded our gross profit of $18,211, compared with a gross profit of $15,897, for the fiscal year ended November 30, 2024. The slight increase was primarily was primarily driven by the increase in activity-based operations.

General and administrative expenses for the Company increased by approximately $1.2 million, or 286.1%, to $1.6 million for the fiscal year ended November 30, 2025, from approximately $0.4 million for the fiscal year ended November 30, 2024. The increase was mainly due to (i) approximately $0.9 million in legal and accounting fees, primarily related to audit services, financial reporting, and SEC and regulatory compliance related to our transition to a public company; (ii) approximately $0.4 million in payroll expenses associated with personnel supporting corporate governance, internal controls, and administrative operations that were not incurred in the comparable Predecessor period, partially offset by (iii) a $0.1 million decrease in other expenses.

Research and development expenses for the fiscal year ended November 30, 2025 totaled $0.9 million, compared with $0 in the prior year. The Company did not engage in research and development activities during fiscal 2024. These expenses reflect the Company's strategic investment in B2B delivery aggregation platform to support long-term operational efficiency and competitive positioning.

Elite Express Holding Inc.

23046 Avenida De La Carlota, Suite #600

Laguna Hills, CA 92653

During fiscal 2025, the Company originated loans receivable totaling $10.0 million, which generated interest income of $191,475 for the year. The loans were extended to unrelated third-party business partners to provide short-term funding support for new venture testing, while enabling the Company to optimize returns on temporarily unallocated IPO proceeds prior to deployment into operating investments. Each loan bears interest at an annual rate of 8% and had an initial four-month term with original maturity dates in January 2026, extendable for an additional four months upon mutual written agreement, resulting in extended maturity dates of May 2026 for the relevant loans. All loans are secured by irrevocable personal unlimited joint and several liability guarantees provided by the shareholders or chief executive officers of the respective borrowers as credit enhancement. The Company has no related-party relationships with the borrowers.

The Company reported a net loss of $2.2 million for the fiscal year ended November 30, 2025, compared with a net loss of $0.4 million for the same period of 2024. The increased net loss was primarily attributable to higher general and administrative expenses related to public company compliance ($1.2 million increase) and new research and development investments ($0.9 million), partially offset by interest income of $0.2 million.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. All statements other than statements of historical fact are forward-looking statements, including, but not limited to: projections of earnings, revenue, or other financial items; statements regarding the adequacy, availability, and sources of capital; statements of the plans, strategies, and objectives of management for future operations; statements concerning proposed new products, services, or developments; statements regarding future economic conditions or performance; statements of belief; and statements of assumptions underlying any of the foregoing.

Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “plan,” “project,” “anticipate,” and other similar expressions. These forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties.

Factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include, among others, the risks and uncertainties described in the “Risk Factors” section of this Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations are subject to change and to inherent risks and uncertainties. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this report.

The information included in this Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our audited consolidated financial statements and the related notes included in this Annual Report on Form 10-K.

For more information, please contact:

Elite Express Holding Inc.

Investor Relations

(949) 758-0650
ir@eliteexpressholding.com

Elite Express Holding Inc.

23046 Avenida De La Carlota, Suite #600

Laguna Hills, CA 92653

ELITE EXPRESS HOLDING INC. & SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

	Successor	Successor	Predecessor
		For the Period from	For the Period from
	For the Years	October 26, 2024 to	December 1, 2023 to
	Ended November	November 30, 2024	October 25, 2024
	30, 2025	Corrected	Corrected
REVENUE	$2,665,948	$251,049	$2,192,893

COST OF REVENUE
Cost of service	253,091	34,740	172,228
Cost of labor	1,461,088	183,703	1,106,231
Depreciation and amortization	254,306	25,323	220,858
Fuel	402,750	42,776	368,108
Maintenance and repairs	276,502	15,597	258,481
Total cost of revenue	2,647,737	302,139	2,125,906

GROSS PROFIT (LOSS)	18,211	(51,090)	66,987

OPERATING EXPENSES
General and administrative expenses	1,599,284	291,716	122,462
R&D expenses	922,772	—	—
Total operating expenses	2,522,056	291,716	122,462

LOSS FROM OPERATIONS	(2,503,845)	(342,806)	(55,475)

OTHER INCOME (EXPENSE):
Interest income (expense)	191,475	—	(27,808)
Other income	21,285	—	5,164
Total other income (expense)	212,760	—	(22,644)

LOSS BEFORE INCOME TAX BENEFIT	(2,291,085)	(342,806)	(78,119)

Income tax benefit	(105,098)	(42,103)	(384)

NET LOSS	$(2,185,987)	$(300,703)	$(77,735)

Loss per common share - basic and diluted	$(0.16)	$(0.02)	$—
Weighted average shares - basic and diluted	13,968,179	12,916,672	—

Elite Express Holding Inc.

23046 Avenida De La Carlota, Suite #600

Laguna Hills, CA 92653

ELITE EXPRESS HOLDING INC. & SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	Successor	Successor
	As of November 30,	As of November 30,
	2025	2024
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,308,529	$170,157
Accounts receivable	72,582	56,485
Loans Receivable	9,999,811	—
Prepaid D&O insurance	102,443	—
Prepaid expenses and other current assets	898,191	113,260
TOTAL CURRENT ASSETS	12,381,556	339,902
TOTAL ASSETS	$13,705,022	$1,831,350

LIABILITIES AND STOCKHOLDERS’ EQUITY
TOTAL CURRENT LIABILITIES	513,155	348,660
TOTAL LIABILITIES	513,155	455,358

TOTAL STOCKHOLDERS’ EQUITY	13,191,867	1,375,992

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$13,705,022	$1,831,350

Elite Express Holding Inc.

23046 Avenida De La Carlota, Suite #600

Laguna Hills, CA 92653

ELITE EXPRESS HOLDING INC. & SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

	Successor	Successor	Predecessor
		For the Period from	For the Period from
	For the Years	October 26, 2024 to	December 1, 2023 to
	Ended November	November 30, 2024	October 25, 2024
	30, 2025	Corrected	Corrected
Cash flows from operating activities:
Net loss	$(2,185,987)	$(300,703)	$(77,735)
Net cash provided by (used in) operating activities	(2,819,786)	(174,836)	203,775

Cash flows from investing activities:
Net cash used in investing activities	(10,086,136)	(899,669)	—

Cash flows from financing activities:
Net cash provided by (used in) financing activities	14,044,294	1,239,000	(194,995)

Net increase in cash	1,138,372	164,495	8,780
Cash, beginning of period	170,157	5,662	54,712
Cash, end of period	$1,308,529	$170,157	$63,492

Elite Express Holding Inc.

23046 Avenida De La Carlota, Suite #600

Laguna Hills, CA 92653